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       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us under the heading "Fund Service Providers" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 63 to the registration statement on Form N-1A.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York

December 1, 2005